Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-182334, 333-218358, 333-241023, 333-268634, 333-280396 and 333-287353) on Form S-8 of our reports dated February 27, 2026, with respect to the consolidated financial statements of Flagstar Bank, National Association and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 27, 2026